Exhibit 3.5
ARTICLES OF AMENDMENT
OF
DECLARATION OF TRUST
OF
PROLOGIS
     ProLogis, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The Trust hereby amends its Declaration of Trust as currently in effect (the “Declaration of Trust”) as follows:
     The total number of shares of beneficial interest which the Trust has authority to issue is hereby increased to 750,000,000 shares, including an increase in the number of common shares that the Trust has authority to issue to 737,580,000 common shares.
     SECOND: The amendment to the Declaration of Trust of the Trust as set forth above has been duly approved by the Board of Trustees as required by law and by the Declaration of Trust. The amendment set forth herein is made without action by the shareholders of the Trust, pursuant to the Declaration of Trust and Section 8-203(a)(7) of the Maryland REIT Law.
     THIRD: Immediately before the filing of these Articles of Amendment, the total number of shares of beneficial interest of all classes which the Trust had authority to issue was 375,000,000, consisting of 362,580,000 Common Shares of Beneficial Interest, par value $0.01 per share (“Common Shares”), 2,300,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series C Preferred Shares”), 5,060,000 Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series F Preferred Shares”), and 5,060,000 Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series G Preferred Shares”), par value $0.01 per share, having an aggregate par value of $3,750,000.
     FOURTH: Immediately after the filing of these Articles of Amendment, the total number of shares of beneficial interest of all classes which the Trust has authority to issue is 750,000,000, consisting of 737,580,000 Common Shares, par value $0.01 per share, 2,300,000 Series C Preferred Shares, par value $0.01 per share, 5,060,000 Series F Preferred Shares, par value $0.01 per share, and 5,060,000 Series G Preferred Shares, par value $0.01 per share, having an aggregate par value of $7,500,000.
     FIFTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 27th day of February, 2009.

PROLOGIS
By:	/s/ WALTER C. RAKOWICH
	Name:	Walter C. Rakowich
	Title:	Chief Executive Officer

ATTEST:

/s/ RONDI J. BOROOS Name: Rondi J. Boroos
Title: Assistant Secretary